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                                                                    Exhibit 99.1

                                                     For additional information:
                                             Marc Sanders, Director of Marketing
                             610-668-4700 x269- marcsanders@royalbankamerica.com


         24% INCREASE IN 1Q EARNINGS FOR ROYAL BANK AMERICA'S PARENT CO.

                      EARNINGS FOR QUARTER TOP $5.3 MILLION

                    44TH CONSECUTIVE QUARTERLY CASH DIVIDEND

NARBERTH, PA - April 21, 2006 - Royal Bank America President/CEO Joseph P. Campbell reports that consolidated earnings for the Bank's holding company, Royal Bancshares of Pennsylvania, Inc., (NASDAQ-RBPAA) for the three-month period ended March 31, 2006 and 2005, were $5.3 million and $4.3 million, respectively. This represents an increase of 24%. Consolidated basic earnings per share for the three-month period ended March 31, 2006 and 2005, were $.42 and $.34, respectively.

Consolidated total assets increased 1% to $1.32 billion at March 31, 2006, as compared to $1.30 billion at December 31, 2005. Net loans increased to $583.1 million at March 31, 2006, as compared to $539.4 million at December 31, 2005, an increase of 8%. Total consolidated shareholders' equity was $155.8 million at March 31, 2006, as compared to $155.5 million at December 31, 2005.

On April 19, 2006, the Board of Directors of Royal Bancshares of Pennsylvania, Inc. declared its 44th consecutive quarterly cash dividend. This dividend will be twenty-seven and five tenth cents ($.275) per share for holders of Class A common stock and thirty-one and six hundred twenty five thousandths cents ($.31625) per share for holders of Class B common stock of Royal Bancshares of Pennsylvania, Inc. The record date is May 3, 2006, and the payment date is May 17, 2006.

Campbell noted continued growth in commercial lending and an uptick in deposits as drivers for success in the first quarter. Additionally, the 17th Royal Bank America branch opened in early March in Fort Lee, NJ, giving the Royal brand further penetration into the New York Metro market.

ABOUT ROYAL BANCSHARES OF PENNSYLVANIA, INC.

Royal Bancshares of Pennsylvania, Inc. headquartered in Narberth, Pennsylvania, operates seventeen full-service branch offices throughout southeastern Pennsylvania and New Jersey under the name Royal Bank America and four locations under the name Royal Asian Bank. Together, Royal Bank America and Royal Asian Bank offer a wide variety of products and services, including commercial real estate loans, residential mortgages, mezzanine/equity lending, high-yielding CDs & MMAs and Internet Banking solutions at www.royalbankamerica.com and www.royalasianbank.com.

The foregoing material is unaudited and may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENT

                                                          THREE MONTHS
                                                          ENDED MAR. 31

(in thousands, except for earnings per share)         2006             2005
                                                      ----             ----
                                                   (UNAUDITED)      (UNAUDITED)
Interest Income                                      $21,413          $17,204
Interest Expense                                      10,079            7,366
                                                     -------          -------
Net Interest Income                                   11,334            9,838
Provision for Loan Losses                                335                1
                                                     -------          -------
Net Interest Income after                             10,999            9,837
Provision
Non Interest Income                                    2,998            2,613
Non Interest Expense                                   6,187            6,359
                                                     -------          -------
Income before Taxes                                    7,810            6,091
Income Taxes                                           2,464            1,770
                                                     -------          -------
Net Income                                             5,346            4,321
Earnings per share -basic                                .42              .34

SELECTED RATIOS:
Return on Average Assets                                1.7%             1.4%
Return on Average Equity                               13.9%            12.5%
Average Equity to Assets                               12.0%            11.4%
Book Value Per Share                                 $ 12.17          $ 10.87

CONDENSED BALANCE SHEET

(in thousands)                                  MAR. 31, 2006     DEC. 31, 2005
                                                 (UNAUDITED)
Cash and Cash Equivalents                         $   20,279       $   30,895
Investment Securities                                577,959          598,730
Loans Held for Sale                                    1,291              803
Loans (net)                                          583,075          539,360
Premises and Equipment (net)                          66,918           66,581
Accrued Interest receivable                           15,850           14,843
Other Assets                                          51,401           49,807
                                                  ----------       ----------
    Total Assets                                  $1,316,773       $1,301,019

Deposits                                             718,890          697,409
Borrowings                                           396,415          401,356
Other Liabilities                                     17,723           18,485
Subordinated debentures                               25,774           25,774
Minority Interest                                      2,150            2,487
Shareholders' Equity                                 155,821          155,508
                                                  ----------       ----------
    Total Liabilities and Shareholders' Equity    $1,316,773       $1,301,019

The above condensed financial information includes consolidation of Equity Real Estate Investments, owned by Royal Bancshares of Pennsylvania, Inc., which are required as a result of FIN 46(R) "Variable Interest Entities."